Exhibit 99.1

MAX CAPITAL GROUP SENDS NEW-YEAR LETTER TO COMPANY’S
SHAREHOLDERS, EMPLOYEES AND OTHER STAKEHOLDERS

CEO W. Marston (Marty) Becker Reviews Key Results and
Accomplishments in 2008, Outlook for 2009

Terrific Operating Year Overshadowed by Unprecedented Investment Volatility; Projects Strong
Performance in 2009

HAMILTON, Bermuda, Jan. 23, 2009—W. Marston (Marty) Becker, Chairman and Chief Executive Officer of Max Capital Group Ltd. (NASDAQ: MXGL; BSX: MXGL BH), a Bermuda-based provider of specialty insurance and reinsurance products, today issued a letter addressed to the Company’s shareholders, employees and other stakeholders updating them on Max Capital’s performance and progress in 2008 and on its 2009 outlook. The letter, which will be followed on February 11, 2009 by the issuance of the Company’s financial results for its fourth quarter and full year ended December 31, 2008, describes the year just ended as “a terrific operating year overshadowed by unprecedented investment volatility,” and projects strong performance in 2009.

The full text of Mr. Becker’s letter reads as follows:

January 23, 2009

To All Max Shareholders, Employees and Other Stakeholders:

As we turn the page from 2008 to 2009, I’d like to update you on Max Capital Group’s significant progress over the past year and on the outlook for the Company in 2009. This letter has become an annual tradition, and while we won’t release final year 2008 results until February 11, 2009, the unaudited information below includes our view of expected 2008 results at this time.

In 2008, Max experienced a terrific operating year overshadowed by unprecedented investment volatility. The Company benefited from favorable operating performance from its underwriting units.

•	Gross premiums written (GPW) totaled approximately $1,255 million including approximately $240 million of closed-book life reinsurance premium. Growth in property/casualty written premium over the prior year was approximately 31%, largely as a result of the expansion of our US operations and diversification into new lines of business.

•	Max’s Bermuda and Dublin specialty insurance and reinsurance platforms continued to operate at a very attractive combined ratio (CR) of approximately 88%. Losses for Hurricanes Gustav and Ike amounted to approximately $50 million, net of reinstatement provisions.

•	Max Specialty, the US excess & surplus lines platform established in 2007, demonstrated the strength of its team’s distribution relationships and produced GPW of approximately $195 million at an attractive loss ratio on this predominately short tail business of approximately 70%. The CR remains high at approximately 139%, as Max Specialty continues to have its earned premium grow into its initial expense base.

•	Max added its fourth key underwriting platform with the fourth quarter acquisition of a Lloyd’s managing agent, Max at Lloyd’s, which manages three syndicates at Lloyd’s. This entry into the world’s most famous specialty marketplace is a terrific complement to the Company’s existing specialty insurance and reinsurance businesses, and is expected to be accretive to Max in 2009. As prices for insurance and reinsurance currently appear to be shifting in favor of vendors, we believe the acquisition of Max at Lloyd’s was particularly well-timed.

•	Max again demonstrated its underwriting risk assessment competency in a year that set some new records for the number and frequency of catastrophe property losses. The Company’s property claims were within our expectations for hurricane-related activity, and our loss estimates for Hurricanes Gustav and Ike continue to develop within the originally projected range at a time when many peers are increasing their original loss estimates. As a specialty insurance and reinsurance company, Max has a more diverse underwriting portfolio with less exposure to property catastrophe risk than many of its peers. This balanced business mix helped to limit Max’s losses from Hurricanes Gustav and Ike to approximately 3% of shareholders’ equity at June 30, 2008.

Importantly, all of this progress took place during a year that was generally considered to be a “soft” pricing year for insurance and reinsurance.

Clearly overshadowing operating fundamentals was the turmoil in the financial markets. Here too, we believe Max’s investment portfolio performed well relative to many of our competitors. In absolute terms, however, it was distortive to the Company’s financial performance and obscured encouraging operating results.

•	At year-end 2008, approximately 86% of Max’s investment portfolio was in high quality investment grade bonds or cash, while the Company’s alternative investments, a diverse portfolio of hedge funds, represented approximately 14% of invested assets. Total investment return for the year was approximately negative 1.1%.

•	We believe Max has traditionally run a slightly more conservative fixed income portfolio than many in its peer group, as it was assuming more potential risk on its alternative investments. This conservatism served the Company well in 2008 during a period of significant volatility in the fixed income world.

•	Max’s alternative investment portfolio had a negative return for the year of approximately 20%. This result compares to the HFRI Fund of Funds Composite Index return of negative 20.7%. While perhaps an acceptable relative performance, the negative return and volatility of this portfolio was significantly worse than had previously been modeled. Although 2008 was the first year in the Company’s history that saw negative returns on our alternative investment portfolio, given Max’s growing platform of operating units and emerging underwriting opportunities, we made the decision to reduce the alternative investments from 15% to 25% of invested assets to between 10% and 15%. With redemptions already requested, the Company estimates alternative investments will be 12% or below of total invested assets by March 31, 2009. The lower allocation to alternative investments is expected to reduce the volatility of quarterly results.

•	In accordance with the Company’s accounting policy, unrealized mark-to-market gains and losses emanating from its alternative investment portfolio are recorded through net income, rather than as an adjustment to book value through other comprehensive income.

With Max’s alternative investments at approximately 20% of invested assets for most of 2008, the negative mark-to-market on this component of the Company’s investment portfolio amounted to approximately $233 million or approximately $4.11 per share for the full year. This impact more than offset positive underwriting results, resulting in a recorded loss for the year.

Among the most encouraging endorsements Max received in 2008 on our continued progress were the affirmations we received in the last four months of the year from each of our rating agencies. Not only were our ratings affirmed, but A.M. Best and Standard & Poor’s upgraded their outlook on Max to “positive,” at a time when turmoil in the world financial markets was highly pronounced. Given that it would have been easy for the ratings agencies to take no action, we were particularly pleased to receive their affirmations at such a time.

While Max won’t release full year 2008 results until February 11, 2009, net operating loss per diluted share for 2008 is estimated to be between $2.65 and $3.00 and net operating return on average shareholders’ equity (ROE) is estimated to be between negative 11% and 12%. Book value per share at December 31, 2008 is estimated to be between $22.73 and $23.08, versus $27.54 at December 31, 2007 and $22.77 at September 30, 2008.

Looking Ahead—Max’s Investment Allocation

Max is now a great deal more than the organization that was formed in Bermuda in 1999 to write “structured/alternative risk” reinsurance products and to execute a unique investment strategy.

As we near Max’s 10th Anniversary, Max is today recognized as a skilled underwriter of specialty insurance and reinsurance risks, operating globally through four distinctive underwriting platforms. The Company currently has underwriting facilities in Bermuda, Dublin, at Lloyd’s and in six major US cities, with over 300 employees in all.

The transformation of our underwriting enterprise has accelerated greatly in recent years. Simultaneously, there has been continuous reassessment of the Company’s investment approach and a determination to effect certain reductions in the holdings of alternative investments relative to total invested assets and shareholders’ equity. This year’s investment volatility had a detrimental impact on an otherwise very consistent track record of financial performance. Such results exhort the further significant reduction in alternative investments that is planned and underway. Max is committed to limiting its exposure to investment risk to a level that is no longer a material outlier relative to the investment allocations of its peer group. The Company expects to be able to deploy more of its capital in profitable underwriting activities, as opportunities arise.

During 2009, Max’s strategy in relation to its investment grade fixed income portfolio is expected to remain unchanged. This orientation towards the higher quality assets has served the Company well.

The strategy for the remaining alternative investments, or any other non-investment grade securities portfolio that Max may develop, is intended to change to better serve the Company’s business position today, versus our historical model. If one looks at Max’s peer group with comparable or better historical ROEs, most have between 7% and 15% of invested assets in something other than investment grade bonds. The type of assets varies between lower quality bonds, high yield, convertible bonds, private equities, long equities and hedge funds. Mark-to-market changes in respect of all of these asset classes, except for private equities and hedge funds, are often recorded as a direct adjustment to book value, and also carry a lower capital charge from the rating agencies. As a percent of shareholders’ equity, such investments typically total between 15% and 40% of each company’s total equity. These peer firms are also typically writing at a higher ratio of GPW to surplus than Max has done historically. With the global investment volatility in 2008, Max’s shareholders have been affected disproportionately as investor concerns flared over nearly every asset class in the last two quarters of 2008. On an actual book value basis, Max has weathered this period remarkably well, given its asset mix and intentional strategy of greater invested assets/equity than most peer companies.

Given the relative attractiveness of current investment market conditions for some asset classes, Max’s non-investment grade portfolio can be expected to encompass a variety of assets beyond hedge funds. Max intends to continue to have a relatively higher level of invested assets to surplus than its peers. This typically is a rewarding strategy and is reflective of the Company’s underwriting business mix.

These adjustments will likely take most of the 2009 calendar year to complete. The timing, however, is opportune as the underwriting markets in 2009 look to be better than in 2008, and the changes are expected to increase the Company’s ability to write premium on existing surplus by as much as $250 million.

Our view of 2009

Most every recent article about our industry has highlighted the likelihood of an improved underwriting environment in 2009, and we agree with this outlook. The current financial crisis has affected the insurance industry in a number of ways. Investment losses by many insurance companies have been so severe that overall capacity was significantly curtailed in 2008, a year that also saw high catastrophe losses and the downfall of some major insurance franchises. This combination of factors, as well as the extraordinary tightening of credit markets that is likely to limit capital investment in 2009, points to the development of an improved pricing environment for insurance companies. Our view is that the pricing improvements will occur first in the shorter tail lines (property, aviation, etc.), and then, as the year progresses, migrate to some of the longer-tail casualty lines of business. Max’s renewals at January 1, 2009 would support this view, as property rates on line were up – particularly in reinsurance – and casualty pricing was no longer down, but was relatively flat. With this pricing improvement and with Max’s expansion of underwriting platforms and capabilities, GPW in 2009 is projected to grow by approximately 21% to approximately $1,230 million in the Company’s specialty property and casualty business. For Max’s life business we will again target $150 million of GPW. The lumpy nature of this business makes it challenging to budget volumes.

Max has a proven record of attracting strong underwriting teams to its organization. In 2009, adding depth and diversification to our various platforms will continue to be a focus – particularly for Max at Lloyd’s.

CRs for Max’s property and casualty business are expected to improve. One must remember, however, that premiums from 2008, when pricing was not as attractive as anticipated for 2009, will continue to be earned in 2009. Additionally, our expense ratio will remain slightly elevated as we grow into our US and Lloyd’s expansions.

We continue to be focused on a business model that delivers a consistent 15% ROE. In better markets, we hope to exceed this, and, in softer pricing cycles, we may be slightly below. The diversity of our business is designed for consistency of result. We will give further guidance for 2009 during our earnings call on February 11th.

Today, Max is very well-positioned to take advantage of the emerging opportunities in our industry. With its global reach and insurance and reinsurance capabilities, the Company can effectively allocate capital to those segments of the market that will provide the highest returns. Max’s business mix and investment mix provide the potential for this to be a very good year for our shareholders.

We are pleased with our operational progress in 2008 and look forward with you to a very successful 2009.

Very truly yours,

W. Marston (Marty) Becker

Chairman & Chief Executive Officer

Hamilton, Bermuda

* * *

Max Capital Group Ltd., through its operating subsidiaries, provides specialty insurance and reinsurance products to corporations, public entities, property and casualty insurers and life and health insurers.

In presenting the Company’s results, management has included and discussed net operating loss per diluted share and net operating return on average shareholders’ equity. Such measures are “non-GAAP financial measures” as defined in Regulation G. Net operating loss consists of net loss excluding after-tax realized gains or losses on fixed maturities. Net operating return on average shareholders’ equity consists of the ratio of net operating income or loss to the average of the beginning and ending shareholders’ equity. Management believes that these non-GAAP financial measures, which may be defined differently by other companies, allow for a more complete understanding of the Company’s business. These measures, however, should not be viewed as a substitute for those determined in accordance with GAAP.

This release includes statements about future economic performance, finances, expectations, plans and prospects of Max Capital Group Ltd. that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting future results, please refer to Max Capital’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the Annual Report and other documents filed by Max Capital with the SEC. Max Capital undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT: Max Capital Group Ltd.
N. James Tees, 1-441-293-8800
Executive Vice President
jim.tees@maxcapservices.com
or
Kekst and Company
Roanne Kulakoff, 1-212-521-4837
roanne-kulakoff@kekst.com
SOURCE: Max Capital Group Ltd.